UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 12, 2009 (November 5, 2009)

BRISTOL-MYERS SQUIBB COMPANY

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-1136	22-079-0350
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

345 Park Avenue

New York, NY, 10154

(Address of Principal Executive Office)

Registrant’s telephone number, including area code: (212) 546-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On November 5, 2009 Mead Johnson Nutrition Company (“MJN”), an indirect subsidiary of Bristol-Myers Squibb Company (the “Company”), issued $500.0 million aggregate principal amount of 3.50% Notes due 2014 (the “2014 Notes”), $700.0 million aggregate principal amount of 4.90% Notes due 2019 (the “2019 Notes”) and $300.0 million aggregate principal amount of 5.90% Notes due 2039 (the “2039 Notes” and, together with the 2014 Notes and the 2019 Notes, the “Notes”). The Notes were issued pursuant to the Indenture (the “Base Indenture”), dated as of November 1, 2009, by and between MJN and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture (the “Supplemental Indenture”), dated as of November 5, 2009, by and among MJN, Mead Johnson & Company (“MJC”), a direct wholly-owned subsidiary of MJN, and the Trustee. The Notes were issued in reliance on exemptions from the registration requirements of the Securities Act of 1933, as amended.

Prior to the offer, MJC owed approximately $1,744.2 million in aggregate principal amount to a subsidiary of the Company under intercompany notes (the “Intercompany Debt”). MJN used the net proceeds of the offering, which were approximately $1,482.7 million, to partly repay the Intercompany Debt on November 5, 2009. On November 10, 2009, MJN borrowed $200.0 million under its revolving credit agreement and used such proceeds, together with cash on hand, to repay all but $50 million of the remaining balance of the Intercompany Debt. The Intercompany Debt that remains outstanding is a portion of the floating rate note due 2014.

Under their terms, the 2014 Notes bear interest at a rate of 3.50% per year, the 2019 Notes bear interest at a rate of 4.90% per year and the 2039 Notes bear interest at a rate of 5.90% per year. MJN will pay interest on the Notes semi-annually on May 1 and November 1 of each year, beginning May 1, 2010. The 2014 Notes will mature on November 1, 2014, the 2019 Notes will mature on November 1, 2019 and the 2039 Notes will mature on November 1, 2039. The Notes are unsecured and rank equally with all of MJN’s existing and future unsecured senior indebtedness and are guaranteed by MJC. The Notes contain certain customary events of default and covenants, including limitations on consolidation, mergers, and sales of assets, limitations on the incurrence of certain liens, and limitations on certain sale and leaseback transactions.

At MJN’s option, it may redeem some or all of the Notes, at any time or from time to time at a redemption price equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest thereon to the date of the redemption and (ii) the sum of the net present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed discounted to the date of redemption at a specified rate, plus accrued and unpaid interest on the principal amount to be redeemed to the date of the redemption. Additionally, if a change of control triggering event occurs, each holder of the Notes will have the right to require MJN to purchase all or a portion of such holder’s Notes, at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest.

In connection with the issuance of the Notes, on November 5, 2009, MJN and MJC entered into a Registration Rights Agreement with Citigroup Global Markets Inc. and Morgan Stanley & Co. Incorporated. Under the Registration Rights Agreement, MJN agreed to use its reasonable best efforts to cause to become effective a registration statement with respect to an offer to exchange the Notes for freely tradable notes issued by MJN that are registered with the Securities and Exchange Commission and that have terms substantially identical in all material respects to the Notes. If MJN is unable to effect the exchange offer, MJN will use its reasonable best efforts to file and cause to become effective a shelf registration statement relating to resales of the Notes. MJN will be obligated to pay additional interest on the Notes if it does not complete the exchange offer (or, if required, the shelf registration is not declared effective) within 270 days after the issue date of the Notes.

The above description of the Base Indenture, Supplemental Indenture (including the Notes) and Registration Rights Agreement is qualified in its entirety by reference to the terms of those agreements, forms of which are attached as Exhibits 4.1, 4.2 and 4.3, respectively, and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

4.1	Indenture, dated as of November 1, 2009, by and between Mead Johnson Nutrition Company and The Bank of New York Mellon Trust Company, N.A., as trustee

4.2	First Supplemental Indenture, dated as of November 5, 2009, by and among Mead Johnson Nutrition Company, Mead Johnson & Company and The Bank of New York Mellon Trust Company, N.A., as trustee (including forms of the 2014 Notes, 2019 Notes and 2039 Notes)

4.3	Registration Rights Agreement, dated as of November 5, 2009, by and among Mead Johnson Nutrition Company, Mead Johnson & Company and Citigroup Global Markets Inc. and Morgan Stanley & Co. Incorporated as representatives of the initial purchasers named therein

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRISTOL-MYERS SQUIBB COMPANY

Dated: November 12, 2009	By:	/S/ SANDRA LEUNG
	Name:	Sandra Leung
	Title:	Secretary